Exhibit 99.1

FOR IMMEDIATE RELEASE

PAA Natural Gas Storage Reports

Fourth-Quarter and Full-Year 2012 Results

(Houston — February 6, 2013) — PAA Natural Gas Storage, L.P. (NYSE: PNG) today reported net income of $22.4 million, or $0.30 per diluted limited partner unit, for the fourth quarter of 2012 and net income of $73.3 million, or $0.99 per diluted limited partner unit, for the full year of 2012.  Net income for the fourth quarter of 2011 was $22.0 million, or $0.30 per diluted limited partner unit, and net income for the full year of 2011 was $59.7 million, or $0.85 per diluted limited partner unit.

The Partnership reported earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) of $34.4 million and $118.6 million for the fourth quarter and full year of 2012, respectively.  EBITDA for the fourth quarter and full year of 2011 was $32.6 million and $98.8 million, respectively.

The Partnership’s reported results include items that affect comparability between reporting periods.  These items are excluded from adjusted results, as further described in the following tables.  Accordingly, the Partnership’s fourth-quarter 2012 adjusted net income, adjusted net income per diluted limited partner unit and adjusted EBITDA were $23.2 million, $0.31 and $35.2 million, respectively. The comparable amounts for the fourth quarter of 2011 were $22.8 million, $0.31 and $33.4 million, respectively.  The Partnership’s adjusted net income, adjusted net income per diluted limited partner unit and adjusted EBITDA for the full year of 2012 were $77.2 million, $1.04 and $122.4 million, respectively.  The comparable amounts for the full year of 2011 were $68.2 million, $0.97 and $107.2 million, respectively.   (See the section of this release entitled “Non-GAAP and Segment Financial Measures” and the tables included with this press release for a presentation of adjusted EBITDA, other non-GAAP financial measures and reconciliations of such measures to the comparable GAAP measures.)

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333 Clay Street, Suite 1500          Houston, Texas 77002          713-646-4100 / 800-564-3036

“PNG delivered solid fourth-quarter and full-year results reporting adjusted EBITDA above the midpoint of our guidance, marking the tenth consecutive quarter since our IPO in May 2010 of delivering results in line with or ahead of guidance.  This performance, particularly during challenging market conditions, highlights our disciplined business strategy, strategically located assets, and high percentage of contracted fee-based storage revenue, in addition to solid execution by PNG’s employees,” said Dean Liollio, President of PAA Natural Gas Storage.

“Our 2013 guidance incorporates the benefit of our low-cost storage capacity expansions at Southern Pines and Pine Prairie, which are expected to largely offset the adverse impact from recontracting capacity that was contracted at higher prices several years ago during more favorable market conditions.  Furthermore, PNG entered 2013 with $168 million in committed liquidity and remains well positioned to finance its ongoing capacity expansion activities.”

The following tables present certain selected financial information for the applicable periods (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Revenues
Firm storage services	$38,164	$36,106	$143,810	$136,181
Hub services and merchant storage (1)	73,695	121,585	239,963	202,837
Other	814	1,155	3,890	3,946
Total revenues	112,673	158,846	387,663	342,964

Storage-related costs (2)	(70,053)	(119,359)	(237,602)	(210,016)
Field operating costs	(3,338)	(2,549)	(12,368)	(11,621)
General and administrative expenses (3)	(4,844)	(4,373)	(19,148)	(22,566)
Other income / (expense), net	(7)	(5)	5	5
EBITDA	$34,431	$32,560	$118,550	$98,766

Selected items impacting comparability	777	804	3,853	8,463
Adjusted EBITDA	$35,208	$33,364	$122,403	$107,229

Reconciliation to net income:
Depreciation, depletion and amortization	(9,691)	(9,112)	(37,546)	(33,714)
Interest expense, net of capitalized interest	(2,351)	(1,409)	(7,701)	(5,354)
Adjusted Net Income	$23,166	$22,843	$77,156	$68,161

Selected items impacting comparability	(777)	(804)	(3,853)	(8,463)
Net income	$22,389	$22,039	$73,303	$59,698

(1)  Includes revenues associated with sales of natural gas through commercial marketing activities.

(2)  Includes costs associated with natural gas sold through commercial marketing activities.

(3)  Includes equity compensation expense for all periods presented.  The year ended December 31, 2011 includes approximately $4 million of acquisition-related costs.

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333 Clay Street, Suite 1500          Houston, Texas 77002          713-646-4100 / 800-564-3036

Fourth-quarter 2012 adjusted EBITDA increased by approximately 6% over the prior-year period.  This increase was primarily the result of storage capacity expansions as well as increased hub services and merchant storage net revenues, partially offset by higher field operating costs and general and administrative expenses.  Full-year 2012 adjusted EBITDA increased by approximately 14% over the prior year.  This increase was primarily driven by storage capacity expansions, increased hub services and merchant storage net revenues and the full-period benefit of the Southern Pines acquisition.

The following table highlights the selected items that the Partnership believes impact comparability of financial results between reporting periods (amounts in thousands, except per unit amounts):

	Three Months Ended December 31,		Year Ended December 31,
Selected Items Impacting Comparability - Income / (Expense):	2012	2011	2012	2011
Equity compensation expense	$(832)	$(707)	$(3,980)	$(4,046)
Acquisition-related expense	—	—	—	(4,055)
Mark-to-market of open derivative positions	55	(97)	127	138
Insurance deductible related to property damage	—	—	—	(500)
Selected items impacting comparability	$(777)	$(804)	$(3,853)	$(8,463)

Selected items impacting comparability	$(777)	$(804)	$(3,853)	$(8,463)
Less: GP 2% portion of selected items impacting comparability	16	16	77	169
LP 98% portion of selected items impacting comparability	$(761)	$(788)	$(3,776)	$(8,294)

Impact to basic net income per limited partner unit (1)	$(0.01)	$(0.01)	$(0.05)	$(0.12)
Impact to diluted net income per limited partner unit (1)	$(0.01)	$(0.01)	$(0.05)	$(0.12)

(1) The calculation includes common units and Series A subordinated units.  Series B subordinated units are not entitled to cash distributions unless and until they convert to Series A subordinated units or common units, which conversion is contingent on our meeting both certain distribution levels and certain in-service operational tests at our Pine Prairie facility.  As a result, the Series B subordinated units are not included in the calculation of basic or diluted net income per unit amounts.

The Partnership’s common units and Series A subordinated units outstanding as of December 31, 2012 totaled 71.1 million.  An additional 13.5 million Series B subordinated units (which are not currently entitled to receive distributions) are outstanding and do not convert to Series A subordinated units unless certain performance conditions are met. At December 31, 2012, the Partnership had long-term debt of approximately $505 million and a long-term debt-to-total capitalization ratio of 29%.

The Partnership has announced a quarterly distribution of $0.3575 per unit ($1.43 per unit on an annualized basis) payable February 14, 2013 on its outstanding common units and Series A subordinated units.

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333 Clay Street, Suite 1500          Houston, Texas 77002          713-646-4100 / 800-564-3036

Non-GAAP and Segment Financial Measures

Adjusted EBITDA is presented because it is the primary measure used by management to evaluate segment performance and because we believe it provides additional information with respect to both the performance of our fundamental business activities as well as our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe that adjusted EBITDA is used to assess our operating performance compared to other publicly traded partnerships in the midstream energy industry, without regard to financing methods, capital structure or historical cost basis. In addition, we present selected items that impact the comparability of our operating results as additional information that may be helpful to your understanding of our financial results. We consider an understanding of these selected items impacting comparability to be material to our evaluation of our operating results and prospects. Although we present selected items that we consider in evaluating our performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in our operating results are also caused by changes in volumes, prices, mechanical interruptions, acquisitions and numerous other factors. These types of variations are not fully identified and discussed in this release, but will be discussed, as applicable, in management’s discussion and analysis of operating results in our Annual Report on Form 10-K.

A reconciliation of adjusted EBITDA to net income for the periods presented is included in the tables of this release. In addition, the Partnership maintains on its website (www.pnglp.com) a reconciliation of Adjusted EBITDA and certain commonly used non-GAAP financial information to the most comparable GAAP measures. To access the information, investors should click on the “Investor Relations” link on the Partnership’s home page and then the “Non-GAAP Reconciliations” link on the Investor Relations page.

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333 Clay Street, Suite 1500          Houston, Texas 77002          713-646-4100 / 800-564-3036

Conference Call

The Partnership will host a joint conference call with Plains All American Pipeline, L.P. at 10 a.m. CST on Thursday, February 7, 2013 to discuss the following items:

1.              The Partnership’s fourth-quarter and full-year 2012 performance;

2.              The status of major expansion projects;

3.              Capitalization and liquidity;

4.              Financial and operating guidance for the first quarter and full year of 2013; and

5.              The Partnership’s outlook for the future.

Prior to its February 7th conference call, the Partnership will furnish a current report on Form 8-K, which will include material in this press release and financial and operational guidance for the first quarter and full year of 2013.  A copy of the Form 8-K will be available on the Partnership’s website at www.pnglp.com.

Webcast Instructions

To access the Internet webcast, please go to the Partnership’s website at www.pnglp.com, choose “Investor Relations,” and then choose “Conference Calls.”  Following the live webcast, the call will be archived for a period of sixty (60) days on the Partnership’s website.

Alternatively, dial (800) 288-8967 to access the live conference call. International callers should dial (612) 332-0636. No password is required. Access to the slide presentation accompanying the conference call is available a few minutes prior to the call under the “Conference Call Summaries” portion of the “Conference Calls” tab of the Investor Relations section of the Partnership’s website at www.pnglp.com.

Telephonic Replay Instructions

To listen to a telephonic replay of the conference call, please dial (800) 475-6701, or, for international callers, (320) 365-3844, and use the following replay access code: 277242.  The replay will be available beginning Thursday, February 7, 2013, at approximately noon CST and continue until 11:59 p.m. CST Friday, March 7, 2013.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this release are forward-looking statements that involve certain risks and uncertainties that could cause actual results or outcomes to differ materially from results or outcomes anticipated in the forward looking statements. These risks and uncertainties include, among other things, a continuation of reduced volatility and/or lower spreads in natural gas markets for an extended period of time; factors affecting demand for natural gas storage services and the rates we are able to charge for such services, including the balance between the supply of and the demand for natural gas; our ability to maintain or replace expiring storage contracts, or enter into new storage contracts, in either case at attractive rates and on

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333 Clay Street, Suite 1500          Houston, Texas 77002          713-646-4100 / 800-564-3036

otherwise favorable terms; factors affecting our ability to realize revenues from hub services and merchant storage transactions involving uncontracted or unutilized capacity at our facilities; operational, geologic or other factors that affect the timing or amount of crude oil and other liquid hydrocarbons that we are able to produce in conjunction with the operation of our Bluewater facility; the occurrence of a natural disaster, catastrophe, terrorist attack, or other event, including attacks on electronic and computer systems; market or other factors that affect the prices we are able to realize for crude oil and other liquid hydrocarbons produced in conjunction with the operation of our Bluewater facility; our ability to obtain and/or maintain all permits, approvals and authorizations that are necessary to conduct our business and execute our capital projects; the impact of operational, geologic and commercial factors that could result in an inability on our part to satisfy our contractual commitments and obligations, including the impact of equipment performance, cavern operating pressures and cavern temperature variances, salt creep and subsurface conditions or events; risks related to the ownership, development and operation of natural gas storage facilities; failure to implement or execute planned internal growth projects on a timely basis and within targeted cost projections; the effectiveness of our risk management activities; the effects of competition; interruptions in service and fluctuations in tariffs or volumes on third-party pipelines; general economic, market or business conditions and the amplification of other risks caused by volatile financial markets, capital constraints and pervasive liquidity concerns; the successful integration and future performance of acquired assets or businesses; our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness; the impact of current and future laws, rulings, governmental regulations, accounting standards and statements and related interpretations; shortages or cost increases of supplies, materials or labor; weather interference with business operations or project construction; our ability to receive open credit from our suppliers and trade counterparties; continued creditworthiness of, and performance by, our counterparties, including financial institutions and trading companies with which we do business; the availability of, and our ability to consummate, acquisition or combination opportunities; the operations or financial performance of  assets or businesses that we acquire; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; increased costs or unavailability of insurance; fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our long-term incentive plan; and other factors and uncertainties inherent in the ownership, development and operation of natural gas storage facilities discussed in the Partnership’s filings with the Securities and Exchange Commission.

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333 Clay Street, Suite 1500          Houston, Texas 77002          713-646-4100 / 800-564-3036

PAA Natural Gas Storage, L.P. is a publicly traded master limited partnership engaged in the development, acquisition, operation and commercial management of natural gas storage facilities. The Partnership currently owns and operates three natural gas storage facilities located in Louisiana, Mississippi and Michigan.  The Partnership’s general partner, as well as the majority of the Partnership’s limited partner interests, is owned by Plains All American Pipeline, L.P. PNG is headquartered in Houston, TX.

PAA NATURAL GAS STORAGE, L.P. AND SUBSIDIARIES

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

REVENUES (1)	$112,673	$158,846	$387,663	$342,964
COSTS AND EXPENSES:
Storage-related costs (2)	70,053	119,359	237,602	210,016
Field operating costs	3,338	2,549	12,368	11,621
General and administrative expenses (3)	4,844	4,373	19,148	22,566
Depreciation, depletion and amortization	9,691	9,112	37,546	33,714
Total costs and expenses	87,926	135,393	306,664	277,917
Operating income	24,747	23,453	80,999	65,047
OTHER INCOME / (EXPENSE):
Interest expense, net of capitalized interest:	(2,351)	(1,409)	(7,701)	(5,354)
Other income / (expense), net	(7)	(5)	5	5
Net income	$22,389	$22,039	$73,303	$59,698

CALCULATION OF LIMITED PARTNER NET INCOME:
Net Income	$22,389	$22,039	$73,303	$59,698
Less: General partner interest in net income	665	658	2,337	1,793
Less: Amounts attributable to participating securities (4)	207	—	455	—
Limited partner interest in net income	$21,517	$21,381	$70,511	$57,905

Net income per limited partner unit - basic (5)	$0.30	$0.30	$0.99	$0.85
Net income per limited partner unit - diluted (5)	$0.30	$0.30	$0.99	$0.85

Weighted average limited partner units outstanding - basic (5)	71,139	71,128	71,133	68,250
Weighted average limited partner units outstanding - diluted (5)	71,267	71,140	71,253	68,267

OPERATING DATA

(In thousands, except capacity and operating metric data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net revenue margin (6)(7)	$42,565	$39,584	$149,934	$132,810
Field operating costs / G&A / Other	(7,357)	(6,220)	(27,531)	(25,581)
Adjusted EBITDA	$35,208	$33,364	$122,403	$107,229

Average working storage capacity (Bcf)	93	76	84	71

Monthly Operating Metrics ($/Mcf):
Net revenue margin (6)(7)	$0.15	$0.17	$0.15	$0.16
Field operating costs / G&A / Other	(0.03)	(0.03)	(0.03)	(0.03)
Adjusted EBITDA	$0.12	$0.14	$0.12	$0.13

(1)  Includes revenues associated with sales of natural gas through commercial marketing activities.

(2)  Includes costs associated with natural gas sold through commercial marketing activities.

(3)  Includes equity compensation expense for all periods presented.  The year ended December 31, 2011 includes approximately $4 million of acquisition-related costs incurred during the first quarter of 2011.

(4)  Participating securities consist of LTIP awards containing vested distribution equivalent rights which entitle the grantee to a cash payment equal to the cash distribution paid on our outstanding common units.

(5)  The calculation includes common units and Series A subordinated units.  Series B subordinated units are not entitled to cash distributions unless and until they convert to Series A subordinated units or  common units, which conversion is contingent on our meeting both certain distribution levels and certain in-service operational tests at our Pine Prairie facility.  As a result, the Series B subordinated units are not included in the calculation of basic or diluted net income per unit amounts.

(6)  Net revenue margin equals revenues minus storage-related costs.

(7)  Excludes the impact of mark-to-market of open derivative positions.

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333 Clay Street, Suite 1500          Houston, Texas 77002          713-646-4100 / 800-564-3036

PAA NATURAL GAS STORAGE, L.P. AND SUBSIDIARIES

FINANCIAL SUMMARY (unaudited)

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	December 31,	December 31,
	2012	2011
ASSETS
Current assets	$94,393	$93,955
Property and equipment, net	1,313,918	1,280,413
Base gas	54,091	48,432
Goodwill, intangibles and other assets, net	406,667	427,199
Total assets	$1,869,069	$1,849,999

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities	$104,336	$110,172
Note payable to PAA	200,000	200,000
Long-term debt under credit agreements	305,385	253,508
Other long-term liabilities	8,406	693

Total liabilities	618,127	564,373

Total partners’ capital	1,250,942	1,285,626
Total liabilities and partners’ capital	$1,869,069	$1,849,999

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333 Clay Street, Suite 1500          Houston, Texas 77002          713-646-4100 / 800-564-3036

PAA NATURAL GAS STORAGE, L.P. AND SUBSIDIARIES

FINANCIAL SUMMARY (unaudited)

COMPUTATION OF BASIC AND DILUTED EARNINGS PER LIMITED PARTNER UNIT

(In thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Numerator for basic and diluted earnings per limited partner unit:
Net Income	$22,389	$22,039	$73,303	$59,698
Less: General partner’s incentive distribution	222	222	888	611
Less: General partner 2% ownership interest	443	436	1,449	1,182
Less: Amounts attributable to participating securities (1)	207	—	455	—
Net income available to limited partners	$21,517	$21,381	$70,511	$57,905

Denominator:
Basic weighted average number of limited partner units outstanding (2)	71,139	71,128	71,133	68,250
Effect of dilutive securities:
Weighted average LTIP units	128	12	120	17
Diluted weighted average number of limited partner units outstanding (2)	71,267	71,140	71,253	68,267

Basic net income per limited partner unit (2)	$0.30	$0.30	$0.99	$0.85

Diluted net income per limited partner unit (2)	$0.30	$0.30	$0.99	$0.85

(1)  Participating securities consist of LTIP awards containing vested distribution equivalent rights which entitle the grantee to a cash payment equal to the cash distribution paid on our outstanding common units.

(2) The calculation includes common units and Series A subordinated units.  Series B subordinated units are not entitled to cash distributions unless and until they convert to Series A subordinated units or common units, which conversion is contingent on our meeting both certain distribution levels and certain in-service operational tests at our Pine Prairie facility.  As a result, the Series B subordinated units are not included in the calculation of basic or diluted net income per unit amounts.

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333 Clay Street, Suite 1500          Houston, Texas 77002          713-646-4100 / 800-564-3036

PAA NATURAL GAS STORAGE, L.P. AND SUBSIDIARIES

FINANCIAL SUMMARY (unaudited)

FINANCIAL DATA RECONCILIATIONS

(In thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Distributable cash flow (“DCF”)
Net Income	$22,389	$22,039	$73,303	$59,698
Depreciation, depletion and amortization	9,691	9,112	37,546	33,714
Equity compensation expense, net of cash payments	706	661	3,301	3,383
Maintenance capital expenditures	(166)	(532)	(623)	(798)
Mark-to-market on open derivative positions	(55)	97	(127)	(138)
Acquisition-related expense	—	—	—	4,055
DCF	$32,565	$31,377	$113,400	$99,914

Net income and earnings per limited partner unit excluding selected	Three Months Ended December 31,		Year Ended December 31,
items impacting comparability:	2012	2011	2012	2011
Net Income	$22,389	$22,039	$73,303	$59,698
Selected items impacting comparability	777	804	3,853	8,463
Adjusted Net Income	$23,166	$22,843	$77,156	$68,161

Net income available to limited partners in accordance with application of the two-class method for MLPs	$21,517	$21,381	$70,511	$57,905
Limited partners’ 98% of selected items impacting comparability	761	788	3,776	8,294
Adjusted limited partners’ net income	$22,278	$22,169	$74,287	$66,199

Adjusted basic net income per limited partner unit (1)	$0.31	$0.31	$1.04	$0.97

Adjusted diluted net income per limited partner unit (1)	$0.31	$0.31	$1.04	$0.97

Basic weighted average units outstanding (1)	71,139	71,128	71,133	68,250

Diluted weighted average units outstanding (1)	71,267	71,140	71,253	68,267

(1) The calculation includes common units and Series A subordinated units.  Series B subordinated units are not entitled to cash distributions unless and until they convert to Series A subordinated units or common units, which conversion is contingent on our meeting both certain distribution levels and certain in-service operational tests at our Pine Prairie facility.  As a result, the Series B subordinated units are not included in the calculation of basic or diluted net income per unit amounts.

Contacts:	Roy I. Lamoreaux	Al Swanson

	Director, Investor Relations	Executive Vice President, CFO

	713/646-4222 — 800/564-3036	800/564-3036

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333 Clay Street, Suite 1500          Houston, Texas 77002          713-646-4100 / 800-564-3036